                EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This Agreement is entered into effective April 23, 1997, (the "EFFECTIVE DATE") between Casinovations, a U.S. Corporation having its registered address at 3909 South Maryland Parkway, Suite 311, Las Vegas, Nevada 89119 USA ("MANUFACTURER") and Sodak Gaming, Inc., ("SODAK") a U.S. Corporation having its registered address at 5301 S. Highway 16, Rapid City, South Dakota ("DISTRIBUTOR").

WITNESSETH

WHEREAS, MANUFACTURER develops, manufactures, and sells various types of casino equipment for lawful markets worldwide; and

WHEREAS, DISTRIBUTOR desires to obtain the exclusive distributorship (as defined hereinafter) of all the Casino Equipment (as defined hereafter) from MANUFACTURER for sale in certain territory (as defined hereinafter),

NOW THEREFORE, it is agreed between the parties as follows:

1.	DISTRIBUTOR APPOINTMENT AND TERRITORY

a. MANUFACTURER hereby appoints DISTRIBUTOR, upon the terms and conditions of this Agreement as an exclusive distributor of its Casino Card Shuffler Equipment Product line. Prices will be set for equipment so provided will be at a DISTRIBUTOR price discount as specified in Section 5.b. herein. The exclusive TERRITORY granted to the DISTRIBUTOR is specified in Schedule 'A'.

b.	DISTRIBUTOR agrees not to buy, sell or otherwise deal
in within the TERRITORY, any products which may be competitive with the PRODUCTS unless otherwise authorized by MANUFACTURER in writing.

2.	DEVELOPMENT OF TERRITORY, SALES AND SERVICE

a.	DISTRIBUTOR hereby accepts such appointment and agrees
at its own expense to devote its best efforts to promote the distribution and sales of the PRODUCTS in the TERRITORY.

b.	From time to time special promotion measures may be
taken by either party such as magazine advertisement, exhibitions, etc. Expenses of such joint sales promotion shall be borne on a fifty-fifty (50-50) basis, to a maximum amount of U.S. $5,000.00 each per annum, but will require prior written approval by both parties.

C.	MANUFACTURER agrees to provide technical training to DISTRIBUTOR's staff and/or customers at DISTRIBUTOR's facility in Rapid City, South Dakota without compensation. DISTRIBUTOR or DISTRIBUTOR's customers shall bear round trip airfare costs to Rapid City, South Dakota. MANUFACTURER will provide reasonable accommodation and meals for DISTRIBUTOR's technician(s) to be dispatched in this regard.

d.	All service of warranted products shall be performed by
MANUFACTURER pursuant to Section 3.c.

3.	WARRANTY

a.	The commencement date of warranty of MANUFACTURER's
PRODUCTS  shall be the date of installation at facility of end user.

b. MANUFACTURER warrants the PRODUCTS have no defects in their design material and workmanship. Immediately after the discovery of any defects in the PRODUCTS, DISTRIBUTOR shall give MANUFACTURER a written notice to such effect together with clear evidence thereof if in MANUFACTURER'S opinion the defects are not due to its fault or not attributable to MANUFACTURER by any reason, then it shall promptly notify DISTRIBUTOR of its denial of responsibility thereof. In such cases, both parties shall use their best efforts to solve the problem amicably in good faith.

c.	The obligation of the MANUFACTURER under this warranty
shall be limited to the supply, repair and/or replacement of parts for the defective PRODUCTS in accordance with the provisions set forth hereafter. The warranty period after installation of products is twelve
(12) months.

4.	SPARE  PARTS
a.	Together with the first shipment of the PRODUCTS after
the execution of this Agreement, MANUFACTURER will provide DISTRIBUTOR with an appropriate number of spare parts at no cost, so that DISTRIBUTOR may supply the same to its customers in the TERRITORIES. Terms and conditions of the supply of said spare parts such as quantity, prices, payment term shall be negotiated within a reasonable period of time after the effective date of this Agreement. MANUFACTURER agrees price of spare parts shall allow for reasonable mark-up by DISTRIBUTOR consistent with other discounts on MANUFACTURER's PRODUCTS.

b.	DISTRIBUTOR may keep all faulty parts replaced and
maintain updated proper stock records and provide them to MANUFACTURER, if it so desires, so as to keep adequate stock level of spare parts.

5.	PAYMENT, PRICE, AND DELIVERY
a.	The DISTRIBUTOR shall pay MANUFACTURER in United
States Dollars (USD), for all PRODUCTS ordered and shipped at the prices set as per Section 5.b. herein. DISTRIBUTOR shall make payment to MANUFACTURER within thirty (30) days after delivery to customer.

b.	The MANUFACTURER agrees to offer to the DISTRIBUTOR a
minimum discount of twenty-five percent (25%) less than the promoted retail price in Nevada. The MANUFACTURER agrees to negotiate in good faith purchase prices for quantity and accelerated payments. In the event of increase in the Nevada retail price MANUFACTURER agrees to honor all orders received thirty (30)days before and after notice to DISTRIBUTOR of such price increase.

c.	All PRODUCTS shall be delivered FOB Las Vegas, Nevada.

6.	ORDER AND SHIPMENT
a.	All purchase orders for the PRODUCTS placed by
DISTRIBUTOR with MANUFACTURER shall be subject to the provisions of this Agreement. Any provision of any "special" order that is inconsistent with this Agreement or that may seek to impose any additional obligations upon MANUFACTURER shall be null and void unless approved in writing by both parties.

b.	All sales made under this Agreement shall be in
accordance with and interpreted under U.S. law.

C.	MANUFACTURER shall not be responsible or liable for
any loss, damage, detention or delay caused by fire, strike, civil or military authority, governmental restrictions or controls, insurrection or riot, railroad, marine or air embargoes, lockout, tempest, accident, breakdown of machinery, yield problems, delay in delivery of materials by other parties, or any cause which is unavoidable or beyond its reasonable control; nor in any event for consequential damages.

7.	RELATIONSHIP OF THE PARTIES AND WARRANTIES

DISTRIBUTOR is an independent contractor an in no way an agent of MANUFACTURER, it being expressly agreed that the only relationship created by this Agreement is that of Manufacturer and Distributor. DISTRIBUTOR agrees not to make any representation, promise, guarantee or warranty on MANUFACTURER'S behalf.

DISTRIBUTOR further agrees that it has no authority to assume or create any obligation on MANUFACTURER's behalf, express or implied, regarding or otherwise. MANUFACTURER only warrants the PRODUCTS sold by it to DISTRIBUTOR indicated herein.

8.	RECORDS AND REPORTS

The DISTRIBUTOR shall maintain a complete record of all PRODUCTS sold by the DISTRIBUTOR and furnish such data to MANUFACTURER upon its request.

9.	CUSTOM PRODUCTS

Custom products, for purpose of agreement, are defined as products which have specific function unique to a customer. All orders for custom products must be approved in writing by MANUFACTURER prior to acceptance by DISTRIBUTOR. Thereafter, DISTRIBUTOR will promptly notify MANUFACTURER of any circumstances which may affect that order and MANUFACTURER will keep DISTRIBUTOR informed of its progress in fulfilling such order.

10.	TERM AND TERMINATION

a.	This Agreement shall remain in full force and effect
for a period of five (5) years from the EFFECTIVE DATE hereof, or until such earlier date as of which it may be terminated as hereinafter provided. If for any reason whatsoever the relations between the parties shall continue beyond the said term hereof without written formal agreement as to the terms and conditions thereof, such continuance of relations shall not be deemed a renewal or extension of said term beyond said expiration date and the same shall be subject to immediate termination upon notice by either party to the other, but shall in all respects be deemed to be subject to terms and conditions identical with those contained herein.

b.	If either party hereto shall fail to perform any
obligation imposed upon it hereunder, the other party shall have the right as its option, to terminate this Agreement by giving thirty (30) days written notice. The party alleging breach of this Agreement shall specifically state the nature of said breach. The notified party shall have thirty (30) days from the date of receipt of notice to cure such breach. Failure to cure shall cause this Agreement to terminate within thirty (30) days of receipt of notice. In the event of a termination due to DISTRIBUTOR breach, MANUFACTURER reserves the right to purchase from the DISTRIBUTOR and the DISTRIBUTOR shall sell to MANUFACTURER any PRODUCTS not sold which the DISTRIBUTOR may have on hand, at the time of such termination. If MANUFACTURER breaches, it shall fully refund all payments for products and spare parts.

c.	Independently of any violation of the provisions of this agreement, either party hereto may terminate this Agreement at any time and without cause, by giving the other party at least thirty (30) days notice of its election to do so. In the event of such termination by MANUFACTURER without cause, MANUFACTURER shall re-purchase DISTRIBUTOR's inventory of the PRODUCTS for the same price paid by DISTRIBUTOR and shall not sell, solicit or market in any way in the TERRITORY for a period of six (6) months after termination.

d. Upon termination or expiration of this Agreement for any cause whatsoever, MANUFACTURER will, subject to all the terms hereof, complete its obligations hereunder as to any orders received from the DISTRIBUTOR and accepted by MANUFACTURER prior to the termination or expiration of this Agreement. One year thereafter, MANUFACTURER or a new DISTRIBUTOR may complete any transaction inaugurated by DISTRIBUTOR but not therefore resulting in an accepted order. Upon such termination or expiration the DISTRIBUTOR shall immediately discontinue all promotion and advertising with respect to CASINOVATION PRODUCTS.

e.	Neither the expiration nor the termination of this
Agreement shall release either party from the obligation to pay any sum then that may be owing or from the obligation to perform any other duty or to discharge any other liability that has been incurred prior thereto. Subject to the provisions of the immediately preceding sentence, however, neither party shall by reason of the expiration or termination of this Agreement be liable to the other for compensation or damage on account of the loss of prospective profits on anticipated sales, or expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of DISTRIBUTOR's or MANUFACTURER's business or goodwill.

f. Either party shall be entitled to immediately terminate this Agreement by notice in writing to the other, for any of the following events:

1.       Filing a petition of bankruptcy or insolvency;
2.	Any adjudication of any bankruptcy or insolvency;
3.	The filing of any petition seeking reorganization or
readjustment or arrangement of the business under any law relating to bankruptcy or insolvency;
4.	The appointment of a receiver for all or substantially
all of the property of either party;
5.	The making of any assignment or attempted assignment
for the benefit of creditors;
6. The institution of any proceeding for the liquidation or winding up of business or for the termination of its corporate charter.

11.	EXTRA-TERRITORIAL SALES

Without prior written consent of MANUFACTURER in each instance, DISTRIBUTOR shall not, directly or indirectly, offer for resale, sell or ship PRODUCTS and/or replacement parts outside of the TERRITORY.
Inquiries from customers or potential customers outside the TERRITORY shall be promptly referred to MANUFACTURER, who will reply in writing if the DISTRIBUTOR may pursue. Likewise, MANUFACTURER agrees that inquiries received from customers or potential customers in the TERRITORY shall be referred to DISTRIBUTOR.

12.	PRODUCT CHANGES

MANUFACTURER reserves the right, from time to time, without incurring any obligation to DISTRIBUTOR to discontinue any PRODUCTS or type thereof, to alter the design or construction thereof, and/or add new and additional types thereof to its line and in the event of any such action on MANUFACTURER's part, it shall give DISTRIBUTOR no less than thirty (30) days notice there of any product change shall not affect any pending orders placed by DISTRIBUTOR.

13.	MARKET REPRESENTATIONS

DISTRIBUTOR acknowledges and agrees that MANUFACTURER has made no statements or representations as to the size of the market for the PRODUCTS or as to the amount of profits to be received by DISTRIBUTOR. DISTRIBUTOR acknowledges that in entering into this Agreement it is relying entirely on its own estimate as to the market for the PRODUCTS, but warrants no level of sales upon which MANUFACTURER may rely.

14.	CONFIDENTIALITY

DISTRIBUTOR agrees to hold all marketing, sales, business and technical information regarding MANUFACTURER or its customers in the strictest confidence and disclose no such information to any third party during the term of this Agreement and for one (1) year after its termination or cancellation, The obligations of this section in no way hinder or prevent Sodak from competing with MANUFACTURER upon termination of this Agreement.

15.	NON ASSIGNMENT AND NOTICE OF CERTAIN CHANGES
Without MANUFACTURER'S prior written consent, neither this Agreement nor any interest therein shall be transferable or assignable by DISTRIBUTOR, by operation of law or otherwise. DISTRIBUTOR shall immediately notify MANUFACTURER in writing of any substantial change in the ownership, financial interests or active management of DISTRIBUTOR. MANUFACTURER may assign this agreement to a subsidiary or successor in interests.

16.	GOVERNMENTAL PERMITS AND LICENSES

DISTRIBUTOR shall obtain at its own expense all necessary governmental permits/licenses for but not limited to the importation, sale, installment, operation, repair, maintenance and bear the cost such as, but not limited to import duty and any other related taxes imposed into the TERRITORY of the PRODUCTS purchased by DISTRIBUTOR. MANUFACTURER shall pay for any permits, licenses or taxes specifically applicable to MANUFACTURER.

17.	RELEASE FROM CLAIMS

In consideration of the execution of this Agreement by MANUFACTURER, DISTRIBUTOR hereby releases MANUFACTURER from all claims, demands or other liabilities, pending as of the date of entering this Agreement by DISTRIBUTOR, except indebtedness due under a written contract with MANUFACTURER or a written warranty issued by MANUFACTURER.

18.	USE OF NAME AND TRADE-MARKS

DISTRIBUTOR shall not use in its corporate firm or business name or allow to be used by others, insofar as it may have any power to prevent such use the name "CASINOVATIONS" or any other trade name or trade-mark adopted by MANUFACTURER or any words or names or combination or words or names closely resembling any of them provided, however, that during the term hereof DISTRIBUTOR shall have the right to and shall indicate to the public and to the trade by names of advertising, pamphlets, letterheads or other media for the purpose of selling the PRODUCTS in and for the TERRITORY that the DISTRIBUTOR is the authorized distributor of the PRODUCTS. Upon the expiration or termination of this Agreement, DISTRIBUTOR, forthwith shall discontinue the use of the name "CASINOVATIONS" and of any other name or names or any combination of words or design or trade-mark or trade names that would indicate or tend to indicate that DISTRIBUTOR was or is a distributor of the PRODUCTS.

19.	NO LICENSES IMPLIED OR GRANTED

No licenses are granted or implied by this Agreement under any intellectual property owned or controlled by MANUFACTURER or under which DISTRIBUTOR has any rights except the right to buy, sell and deal in the PRODUCTS furnished by MANUFACTURER. No rights to manufacture are granted by this Agreement. DISTRIBUTOR agrees that is will not remove or alter MANUFACTURER'S patent number or other marks affixed to the PRODUCTS or permits the same to be done.

20.	 WAIVER

The failure of either party at any time to require performance by the other party of any provisions hereof shall in no way affect the full to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provisions hereof be a waiver of any succeeding breach of the same or any other such provisions or be a waiver of the provision itself.

21.	BINDING VERSION

The official and binding version of this Agreement shall be English irrevocable of the language into which it may be translated.

22.	 NOTICES

Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by facsimile or mail and shall be deemed to have received if personally served when served, if mailed on the fifth business day after deposit in the U.S. mail, as the case may be, with airmail postage prepaid and properly addressed. For purposes hereof the address of the parties hereto (until a change thereof is given as provided in this section) will be as follows:

MANUFACTURER:                      DISTRIBUTOR:
CASINOVATIONS INCORPORATED         SODAK GAMING, INC.
3909 S. Maryland Pkwy., Ste. 311
Las Vegas, Nevada 89119 USA        5301 S. Hwy. 16
Attn: Mr. Steven J. Blad           Rapid City, S.D. 57701
Phone:	1-702-733-7195              Attn:  Mr. Kent R. Hagg
Fax:	1-702-733-7197	               Phone:  1-605-341-5400
                                   Fax:  1-605-355-4938
23.	GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the state of South Dakota excluding any law or principle which would apply the law of any other jurisdiction. The rights and obligations of the parties shall not be governed by the provisions of the U.N. Convention on Contracts for the International Sale of Goods.

24.	ARBITRATION

Both parties herein agree to the following method of the arbitration:

a.	Any dispute, issue, or difference of opinion arising
from parties hereto out of or relating to this Agreement, or the breach thereof, shall be finally settled by arbitration in the United States in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless otherwise agreed between the parties. The award rendered by arbitrator(s) shall be final and binding upon both parties.
b.	If applicable, the parties shall have the right to
conduct discovery, provided that the arbitrator(s) may order that any particular discovery initiated by a party be taken if the arbitrator(s) determine that such discovery is reasonably necessary for the presentation of the requesting party's case.
c.	The language of the arbitration shall be English.
d.	In the event of arbitration concerning this Agreement,
the prevailing party in such proceeding shall be entitled to reimbursement from the other party for all reasonable attorney's fees and costs incurred with respect to such proceeding. e. This provision 24 shall survive the expiration or termination of this Agreement for a period of three (3) years.

25.	EXECUTION

This Agreement shall not be effective nor binding upon either party until signed on its behalf by an authorized officer, nor shall any modification, renewal, termination or waiver of any of the provisions herein contained, or any future representation, promise, condition or waiver in connection with the subject matter hereof be binding upon either party unless made in writing and executed by such party in the same manner.

26.	INTEGRATION

This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior writings and discussions between them and neither party shall be bound by any terms, conditions, definitions, warranties or representations other than as expressly provided herein or as duly forth on or subsequent to the date hereof in writing and signed by the party bound thereby.

27.	INFRINGEMENT OF THIRD PARTIES/COMPLIANCE WITH ALL LAWS

MANUFACTURER represents and warrants that the products do not infringe upon any Patents, Trademarks, or Copyrights in the U.S. or elsewhere, of third parties ("third party rights") MANUFACTURER shall defend, indemnify and hold harmless SODAK from claims, demands, liabilities, actions and expenses associated with MANUFACTURER'S defense thereof, (or SODAK's defense thereof in the event MANUFACTURER does not assume such defense) that may be brought against SODAK, but only to the extent that the same may be brought against SODAK, but only to the extent that the same allege the products infringe third party rights and further provided MANUFACTURER is given prompt notice of such claim by SODAK upon SODAK's learning of the claim and is permitted to control the defense settlement of the legal action.

28.	INDEMNIFICATION

MANUFACTURER shall defend hold harmless and indemnify
DISTRIBUTOR, its directors, officers, employees or agents from any and all third party claims arising from or related to product defect or the negligent conduct of MANUFACTURER's directors, officers, employees, agents or assigns.

MANUFACTURER warrants and represents that it is in compliance with all local, state, and federal laws of the United States and shall comply with all laws and regulations of any applicable jurisdictions. In the event there is any reason to know or suspect that MANUFACTURER is in violation or alleged violation of any law or regulation, MANUFACTURER shall notify SODAK of said violation or allegation as soon as is reasonable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives.

MANUFACTURER:            DISTRIBUTOR:
CASINOVATIONS INC.     SODAK GAMING, INC.

By:                     By:
  ----------------         ---------------------
    Steven J. Blad         Rollie Hill
     President             Vice Pres.
      4/23/97              5/8/97




EXHIBIT "A" TERRITORY

All Indian lands of the United States and First
Nation/Aboriginal Lands in Canada, Deadwood, South Dakota and Miss Marquette Riverboat and Casino, Marquette, Iowa.